THE LOAN EVIDENCED HEREBY IS SUBORDINATED TO FULL PAYMENT OF THE INDEBTEDNESS
DUE SENIOR LENDER (DEFINED BELOW) PURSUANT TO THAT DEBT AND LIEN SUBORDINATION AGREEMENT BY AND BETWEEN LENDER AND SENIOR LENDER

This Business Loan and Security Agreement (“Agreement”), dated as of August 11, 2017, is entered into by the Borrower named below and Super G Capital, LLC, a Delaware limited liability company (“Lender”).

The following chart (“Loan Chart”) sets forth the loan and repayment terms of the Borrower’s obligation:

BORROWER	NAME OF BORROWER	SHAREDLABS, INC., a Delaware corporation, and its Affiliates listed on Schedule 1 attached hereto
	ADDRESS	118 W. Adams, Suite 200 Jacksonville, FL 32202
	NAME OF PRINCIPAL	Jason Cory

LOAN DETAILS	AMOUNT OF LOAN	$2,000,000
	COMMITMENT FEES	$30,000
	PAYMENT TO EXISTING SECURED LENDER*	$0
	REMAINING DISBURSEMENT AMOUNT	$1,970,000
	TOTAL INTEREST CHARGE**	$800,000
	TOTAL PAYBACK*	$2,800,000; provided that the Total Payback of the Loan shall be reduced by: (a) $300,000 if $2,500,000 of the Total Payback of the Loan is paid to Lender by no later than one hundred eighty (180) days following the date of this Agreement; and (b) $200,000 if $2,600,000 of the Total Payback of the Loan is paid to Lender by no later than the first anniversary of the date of this Agreement
	EXIT FEE	See Section 2.2 below.

LOAN PAYMENT SCHEDULE	START DATE FOR PAYMENTS	September 1, 2017
	PAYMENT FREQUENCY***	Semimonthly
	NUMBER OF PAYMENTS	Forty-eight (48), subject to the reduction set forth under the heading “TOTAL PAYBACK” above.
	SEMI-MONTHLY PAYMENT AMOUNT	$58,333.33

COLLATERAL	ALL PERSONAL PROPERTY ASSETS
	PERMITTED ENCUMBRANCES	SEE ADDENDUM 1
	CAP ON PURCHASE MONEY DEBT	$100,000

SEE CONDITIONS TO FUNDING ON ADDENDUM 2

SEE ADDITIONAL COVENANTS ON ADDENDUM 3

SEE LOAN CLOSING CHECKLIST ON ADDENDUM 4

*	Existing Secured Lender is Community Bank, N.A.
**	Does not include any Commitment Fees or Exit Fee.
**	Payments to be made two (2) times each calendar month (“Semimonthly Payments”) for the “Number of Payments” commencing on the “Start Date For Payments” set forth above. Thereafter, Semimonthly Payments shall be made on the first Business Day following the fifteenth (15th) day of each calendar month and on the first Business Day following the first (1st) day of each calendar month.

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RECITALS

WHEREAS, Borrower desires to obtain a loan of money (the “Loan”) from Lender in the amounts set forth in the above Loan Chart and Lender is willing to make the Loan, but only on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender shall make the Loan on the following terms and conditions:

1.	LOAN

1.1       Loan. Lender shall make the Loan to Borrower of the sums designated in the Loan Chart as “Amount of Loan,” subject to the terms and conditions of this Agreement.

1.2       Funding. Lender shall not be obligated to fund the Loan until after all conditions set forth in Addendum 2 have been satisfied or waived in writing by Lender. As soon as all funding conditions have been satisfied or waived in writing by Lender, Lender shall fund the Loan by paying: (a) to Borrower’s existing lender the amount specified in the Loan Chart as the “Payment to Existing Secured Lender”; and (b) to Borrower the “Remaining Disbursement Amount” specified in the Loan Chart by making an ACH transfer to Borrower’s account designated on the ACH authorization form (“Borrower’s Account”). Lender shall retain, from the remaining balance of the proceeds of the Loan, an amount equal to the “Origination and/Other Fees” shown on the Loan Chart.

2.	PAYMENT TERMS

2.1       Repayment. Borrower shall repay the Loan by paying the Total Payback Amount specified and on the terms set forth in the Loan Chart, subject to the additional terms set forth in this Agreement.

2.2       Exit Fee. On or before the third anniversary of the date of this Agreement, at Lender’s option, which it may exercise in its sole and absolute discretion, Lender may, in lieu of exercising the warrant granted to Lender as described in Addendum 3, require that Borrower pay to Lender an exit fee of $300,000 (the “Exit Fee”).

2.3       [RESERVED].

2.4       Prepayment Limitation. Except as provided in the Loan Chart, Borrower shall be entitled to prepay all (but not less than all) of the Total Payback for the Loan without discount, either before or after an Event of Default, and any interest that may be owing and included in the Total Payback for the Loan shall be all due and payable and not subject to any credit or deduction of the total amount due as a result of payment being made prior to the due date for the last payment.

2.5       Interest. Interest for the Loan is already included in the amount specified in the Loan Chart as Total Payback. Following an Event of Default, an additional interest charge of five percent (5%) per annum on the then outstanding Obligations shall be immediately due and owing from the date of the Event of Default until Lender has received the Total Payback set forth in the Loan Chart.

2.6       Late Fee. If any Payment Amount set forth in the Loan Chart is not received in full by Lender as of the applicable due date, and such failure is not cured within three (3) Business Days of the date due, Borrower authorizes Lender, without notice to Borrower, to charge a late charge equal to five percent (5%) of such Payment Amount then due, or the maximum amount permitted by applicable law, whichever is less (the “Late Fee”), by initiating debit charges to Borrower’s Account. The Late Fee shall apply only to scheduled payments and shall not apply to any lump sum payment due upon acceleration.

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2.7       Borrower’s Obligation to Pay Is Not Conditional on Amount of Funds in Borrower’s Account. Borrower’s obligation to repay the Obligations is not dependent upon whether or not there are sufficient funds in the Borrower’s Account, nor is Borrower’s obligation to pay excused if Borrower receives insufficient income to make any payment required under this Agreement. If, for any reason, there are insufficient funds in Borrower’s Account or insufficient income to cover any payment due under this Agreement, or if for any reason Lender is unable to collect on an ACH request to Borrower’s Account, Lender shall provide Borrower with notice of such, and Borrower agrees to, upon receipt of such notice, immediately make said payment by regular check, cashier’s check, money order or by wire transfer as instructed by Lender. Borrower understands that payments made by any method other than that contemplated by the ACH Authorization may result in a delay in Lender’s receipt of such payment and that Borrower may incur a Late Fee if the payment is received late.

3.	SECURITY INTEREST IN COLLATERAL

3.1       Collateral And Loan Security. As security for the payment of the Loan, and all other liabilities and obligations of the Borrower to Lender, now existing or hereafter created, whether under the Loan Documents or otherwise (collectively, the “Obligations”) (as further defined below), Borrower hereby unconditionally grants, assigns, and pledges to Lender a continuing security interest (the “Security Interest”) in all personal property, tangible or intangible, of Borrower whether now owned or hereafter acquired or arising and wherever located, including Borrower’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located: all accounts, all chattel paper, all commercial tort claims, all deposit accounts (including, without limitation, the Borrower’s Account), all documents, all general intangibles (including, without limitation, all payment intangibles, patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, software, engineering drawings, service marks, customer lists, goodwill, and all licenses, permits, agreements of any kind or nature pursuant to which Borrower possesses, uses or has authority to possess or use property of others or others possess, use or have authority to possess or use property); all goods (including all equipment, fixtures and inventory), all investment property, securities and all other investment property; supporting obligations; any other contract rights or rights to the payment of money; insurance claims and proceeds; commercial tort claims; all money, all negotiable collateral, all instruments, all books and records, and all supporting obligations and proceeds arising from or relating to any of the foregoing (the “Collateral”).

3.2       [RESERVED].

3.3       Additional Documents. Borrower shall execute from time to time, upon the request of Lender, such financing statements or other documents as are reasonably required by Lender to perfect or continue the Security Interest described herein.

3.4       Lender Appointed Attorney-In-Fact. Borrower hereby irrevocably appoints Lender as Borrower’s attorney-in-fact, with full authority in the place and stead of Borrower and in the name of Borrower following the occurrence of an Event of Default which is continuing, so as to permit Lender to take any action and to execute any instrument that Lender may deem necessary or advisable to accomplish the purposes of this Agreement, including but not limited to continuing perfection of Lender’s security interest.

3.5       Consent. Borrower consents to the Lender taking any and all steps that Lender deems reasonable and necessary to ensure that Lender has obtained a valid and perfected security interest in the Collateral. Accordingly, Borrower consents to having Lender file any liens, financing statements, or any other documentation, as required by the California Commercial Code or any other laws, rules, or regulations in order to establish Lender’s Security Interest in the Collateral and/or perfect Lender’s Security Interest.

4.	REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement and to make the Loan, Borrower makes the following representations and warranties to Lender, each of which shall be deemed made as of the effective date of this Agreement and shall be continuing until all Obligations arising or related to this Agreement have been paid and performed in full. Any knowledge acquired by Lender shall not diminish its rights to rely upon such representations and warranties:

4.1       Legal Status. Borrower, if a corporation, limited liability company, partnership, trust, or other legal entity, has been duly organized and is validly existing under the laws of its jurisdiction of organization and is qualified to transact business, and has made all filings and is in good standing, in every jurisdiction in which the nature of its business or assets requires such qualification. Borrower has all requisite power and authority to own its properties and conduct its business as presently conducted and as proposed to be conducted and to execute and deliver, and to perform its Obligations under, this Agreement.

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4.2       No Violation. The making and performance by Borrower of the Loan Documents do not violate any provision of law or any provision of Borrower’s formation documents, including, without limitation, articles of incorporation or organization or any operating, partnership or trust agreement, or result in a breach of, or constitute a default under, any agreement, indenture, or other instrument to which Borrower is a party or by which Borrower may be bound.

4.3       Loan For Specific Purposes Only. The proceeds of the Loan must be used only for the specific business purposes described in the application for the Loan submitted by Borrower to Lender. Borrower understands and agrees NOT to use the Loan proceeds for personal, family, or household purposes. Borrower further understands that there are certain important duties imposed upon entities making loans to consumers for personal, family, or household purposes, and certain important rights conferred upon consumers, pursuant to federal or state law and that all of those laws, rules, and regulations concerning consumer loans do NOT apply to the Loan or this Agreement. Borrower hereby confirms that he/she/it has consulted with his/ her/its own attorney, or has had a fair opportunity to consult with an attorney, concerning this matter and that Borrower’s counsel has explained to Borrower and/or Borrower understands that these rules, regulations, and laws concerning consumer loans do not apply to the Loan or this Agreement. Borrower also understands that Lender will be unable to confirm whether Borrower’s actual use of the proceeds of the Loan conform to the requirements of this Section. Borrower agrees that a breach by Borrower of the provisions of this Section will not affect Lender’s right to: (i) enforce Borrower’s promise to pay all amounts owed under this Agreement, regardless of Borrower’s actual use of the proceeds of the Loan; or (ii) to use any remedy legally available to Lender, even if that remedy would not have been available had the Loan been made for consumer or personal purposes.

4.4       Authorization. This Agreement has been duly authorized, executed, and delivered by Borrower, and is a legal, valid and binding agreement of Borrower enforceable against Borrower in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws effecting creditors’ rights generally and by general principles of equity.

4.5       Financial Statements. All financial statements and reports that may have been required and have been presented to Lender in conjunction with the Loan, have been prepared in conformity with generally accepted accounting principles consistently applied (“GAAP”), and fairly and accurately present the financial condition and income of Borrower, as of the date given, and none of the foregoing contains any untrue statement of a material fact nor fails to state a material fact required in order to make such financial statements not misleading. Since the date of the last such financial statement, there has been no adverse material change in the financial condition or operations of Borrower.

4.6       Consent and Licenses. No consent, approval or authorization of, or registration or filing with any governmental body or authority, or any other person, firm or entity not a party hereto, is or will be required as a condition to the valid execution, delivery, performance, or enforceability of the Loan Documents, or the transactions contemplated hereby or thereby, or to the conduct of Borrower’s business.

4.7       Litigation. There is no litigation either pending or, to the best of Borrower’s knowledge, threatened against Borrower before any court or administrative agency, or before any arbitrator, which is reasonably likely to have a Material Adverse Effect. Furthermore, Borrower is not in violation of any law and is not the subject of any investigation by a governmental agency that could result in an indictment, criminal filing, or a forfeiture or seizure of any of its/his/her assets;

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4.8       Unencumbered Collateral. Borrower has good and marketable title to all of the Collateral and will have good and marketable title to all properties and assets acquired by Borrower hereafter, except for such assets as have been disposed of in the ordinary course of business or equipment no longer used or useful in the conduct of its business. Except for the security interest granted hereunder and the Permitted Encumbrances described in Addendum 1 attached hereto, Borrower shall be the sole and exclusive owner of the Collateral which is and shall remain free from any and all liens, security interests, encumbrances, claims and interests and no security agreement, financing statement, equivalent security or lien instrument or continuation statement covering any of the Collateral is on file or of record in any public office.

4.9       [RESERVED].

4.10       Tax Returns. Borrower has filed all tax returns that were required to be filed by it and has paid all taxes and assessments which are payable by it, to the extent that the same have become due and payable and before they became delinquent. Borrower does not know of any proposed material tax assessment against it or any of its/his/her properties for which adequate provision has not been made on its/his/her books.

4.11       Past Legal Proceedings. Neither Borrower nor any member, principal or shareholder of Borrower has been: (a) the subject of any criminal conviction (excluding traffic misdemeanors); (b) a debtor or alleged debtor in any bankruptcy proceeding, insolvency proceeding or receivership proceeding; (c) subject to liens imposed by any governmental authority; or (d) any restraining order, decree, injunction, or judgment in any proceeding or lawsuit, except for such matters as have been fully disclosed to Lender in writing and expressly consented to by Lender in writing.

4.12       Full Disclosure. Neither this Agreement, nor any other Loan Document, nor any other statements certificates or information made or delivered herewith or therewith contains any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements herein or therein not misleading. To Borrower’s knowledge, there are no facts which (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect that have not been set forth in this Agreement or in the other Transaction Documents or any exhibit or schedule or other document delivered in connection herewith or therewith.

4.13       Related-Party Transactions. Except as set forth in Section 6.2, no owner, manager, employee, officer, or director of Borrower, or any member of his or her immediate family, or any Affiliate of such employee, officer or director, or any Affiliate of Borrower, is indebted to Borrower, nor is Borrower indebted (or committed to make loans or extend or guarantee credit) to any of them. To Borrower’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Borrower is an Affiliate or has a business relationship with any firm or corporation that competes with Borrower, except that owners, managers, employees, officers, or directors of Borrower and members of their immediate families may own a less than one percent (1%) interest in publicly traded companies that may compete with Borrower. No member of the immediate family or Affiliate of any manager, officer or director of Borrower is directly or indirectly interested in any material contract with Borrower.

5.	AFFIRMATIVE COVENANTS

Until all Obligations are paid and performed in full, Borrower shall comply with the following covenants:

5.1       Books And Records. Borrower shall at all times keep accurate and complete books, records, and accounts of all of Borrower’s business activities, prepared in accordance with GAAP. Borrower shall permit the Lender, or any persons designated by the Lender, at any reasonable time and from time to time, and without hindrance or delay, to: (a) visit and inspect Borrower’s properties and place(s) of business; (b) inspect, audit, examine and make copies of Borrower’s books, records, correspondence, and accounts and to make copies or extracts thereof; and (c) discuss with Borrower’s principal officers and independent accountants, Borrower’s business, assets, liabilities, financial condition, results of operations, and business prospects. At Lender’s request, Borrower shall deliver to Lender: (i) schedules of accounts and general intangibles; and (ii) such other information regarding the Collateral as Lender shall request.

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5.2       Notices. Borrower shall promptly notify Lender in writing of the occurrence of: (i) any Event of Default or any act or event which, with the giving of notice or the passage of time, or both, would be such an Event of Default; (ii) any legal action, proceeding or investigation threatened or instituted against Borrower or (iii) Borrower’s present or future inability to pay or perform the Obligations under this Agreement. If Lender has been notified pursuant to this Section, or has knowledge of same from other sources, then at Lender’s request, Borrower shall furnish to Lender a summary of the status of all such actions, proceedings or investigation and provide Lender with such additional information concerning the same as Lender may from time to time request.

5.3       Maintain Business. Borrower shall: (i) maintain in full force and effect all licenses, permits, insurance, authorizations, bonds, franchises, and other rights necessary or desirable to the profitable conduct of Borrower’s business; (ii) continue in, and limit Borrower’s operations to, the same general lines of business as are presently conducted; (iii) comply with all applicable laws, orders, regulations, and ordinances of all governmental authorities; (iv) if a corporation, partnership or limited liability company, shall maintain Borrower’s corporate, partnership or limited liability company existence; and (v) take such actions as are necessary to maintain Borrower’s legal existence and good standing in each jurisdiction where the failure to do so might have a Material Adverse Effect.

5.4       Maintain Business Property And Lender’s Collateral. Borrower shall protect and preserve all assets necessary and material to Borrower’s business, including intellectual property, maintain in good working order and condition (subject to ordinary wear and tear) all buildings, equipment and other tangible real and personal property, and from time to time make or cause to be made all renewals, replacements, and additions to such property necessary for the conduct of Borrower’s business. Borrower shall take all commercially reasonable efforts to defend the right, title, and interest of Lender in and to the Collateral against all claims and demands of all persons and entities at any time claiming the same or any interest therein. At any time Borrower acquires any assets, tangible or intangible, real or personal, having a fair market value in excess of $25,000, in which a security interest, deed of trust or mortgage is not already granted to or properly perfected by Lender on behalf of Lender, Borrower shall immediately provide notice thereof to Lender and cause to be executed such documents as may be reasonably requested by Lender in order to perfect Lender’s security interest in such Collateral.

5.5       [RESERVED].

5.6       [RESERVED].

5.7       [RESERVED].

5.8       Insurance. Borrower shall keep all of Borrower’s properties, real and personal (including the Collateral), adequately insured at all times with responsible insurance carriers, reasonably acceptable to Lender, against loss or damage by fire and other hazards (so called “All Risk Coverage”). Borrower shall at all times maintain adequate insurance with coverage amounts and with responsible insurance carriers, each acceptable to Lender, against liability on account of damage or claims of damage to persons and properties and under all applicable workers’ compensation laws, and covering such other risks as Lender may reasonably from time to time require. Borrower shall instruct the applicable insurance carrier to have all such insurance policies provide at least thirty (30) days’ notice to Lender prior to cancelation or termination. Lender shall be named as loss payee, additional insured or otherwise, as Lender’s interest may appear, as the case may be, under all such policies. Borrower represents that all such insurance coverage is presently in full force and effect and subject to no lapses and defaults. Borrower agrees to deliver copies of all of the foregoing insurance policies to Lender. In the event of any loss or damage to the Collateral, Borrower shall give immediate written notice to Lender and to its insurers of such loss and damage and will promptly file proof of loss with its insurers.

5.9       Payment of Taxes and Other Obligations; Tax Returns. Borrower shall timely file all required tax returns and pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it or on income or profits or upon property belonging to it prior to the date on which penalties attach thereto and pay and perform all lawful claims, obligations, and debts which, if unpaid, might become a lien or charge upon any asset or property of Borrower, or where the failure to pay or perform might have a Material Adverse Effect, provided that Borrower shall not be required to pay or perform any such tax, assessment, charge, levy, claim, obligation, or debt for which Borrower has obtained a bond or insurance, or for which it has established a reserve in accordance with GAAP and the payment or performance of which is being contested in good faith and by appropriate proceedings which are being reasonably and diligently pursued.

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5.10       Comply with Laws. Borrower shall perform and promptly comply, and cause all property of Borrower to be maintained, used and operated in accordance, in each case in all material respects, with all: (i) present and future laws, ordinances, rules, regulations, orders, and requirements (including, without limitation, zoning ordinances, building codes, and environmental laws, and the regulations adopted pursuant thereto, and any other similar applicable federal, state, or local laws, rules, regulations, or ordinances) of every duly constituted governmental or quasi-governmental authority or agency applicable to Borrower or any of Borrower’s properties; (ii) similarly applicable orders, rules, and regulations of any regulatory, licensing, accrediting, insurance underwriting or rating organization, or other body exercising similar functions, to the extent usually complied with by companies engaged in similar businesses and owning similar properties in the same general areas in which Borrower operates; and (iii) similarly applicable duties or obligations of any kind imposed under any certificate of occupancy or otherwise by law, covenant, conditions, agreement or easement, public or private.

5.11       Further Assurances. Borrower shall make, execute, and deliver all such additional and further acts, things, deeds, and instruments as Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and ensure Lender its rights under this Agreement.

5.12       Financial Reporting Requirements. Borrower shall deliver to Lender the following, all in form and substance reasonably satisfactory to Lender:

(a)       within thirty (30) days after the end of each calendar month, combined management-prepared balance sheets and statements of income and retained earnings and of cash flow of Borrower as of the end of such month and for such month then ended and for the period from the beginning of the then current fiscal year of Borrower to the end of such month, setting forth in comparative form (i) the corresponding figures for the comparable monthly and year-to-date periods in the preceding fiscal year; and (ii) the corresponding figures for such monthly and year-to-date period as reflected in the projected budget for the then-current fiscal year prepared in accordance with GAAP and certified for and on behalf of Borrower by the controller or chief financial officer or other comparable authorized officer of Borrower;

(b)       within five (5) Business Days after the end of each calendar month, reports of Borrower’s inventory and accounts, including collections and sales calculations;

(c)       all annual and quarterly financial statements of Borrower. Quarterly financial statements shall be delivered to Lender no later than forty-five (45) days after the end of each fiscal quarter of Borrower; and annual financial statements shall be delivered to Lender no later than one hundred twenty (120) days after the fiscal year-end of Borrower; and

(d)       such other information as Lender may, from time to time, reasonably request.

5.13       Disclosure of Employee Benefits. Borrower shall:

(a)       Promptly, and no later than ten (10) Business Days after Borrower or any of its/his/her subsidiaries know or have reason to know that an event has occurred relating to the Borrower’s plan requirements under the Employee Retirement Income Security Act of 1974 (“ERISA”) that reasonably could be expected to result in a Material Adverse Effect, a written statement of the chief financial officer of such Borrower or subsidiary shall be delivered to Lender describing such ERISA event and any action that is being taking with respect thereto by Borrower or any of its/his/her subsidiaries or Affiliates, and any action taken or threatened by the Internal Revenue Service (“IRS”), the Department of Labor, of the Pension Benefit Guaranty Corporation (“PBGC”). Borrower and its/his/her subsidiaries shall: (i) be deemed to know all facts known by the administrator of any benefit plan of which it is the plan sponsor; (ii) promptly, and no later than three (3) Business Days after the filing thereof with the IRS, deliver to Lender a copy of each funding waiver request filed with respect to any benefit plan and all communications received by Borrower or any of its/his/her subsidiaries or Affiliates; and (iii) promptly, and no later than five (5) Business Days after receipt by Borrower or any of its/his/her subsidiaries of any information that the PBGC has an intention to terminate any benefit plan or to have a trustee appointed to administer a benefit plan, deliver copies of each such notice to Lender.

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(b)       Cause to be delivered to Lender, upon Lender’s reasonable request, each of the following: (i) a copy of each benefit plan and retiree health plan (or, where any such plan is not in writing, a complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all material written interpretations thereof and material written descriptions thereof that have been distributed to employees or former employees of Borrower or any of its/his/her subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each benefit plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each benefit plan; (iv) all actuarial reports prepared for the last three plan years for each benefit plan; (v) a listing of all multiemployer plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any of its/his/her subsidiaries or any of their ERISA affiliates to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower or any of its/his/her subsidiaries or any of their ERISA affiliates regarding withdrawal liability under any multiemployer plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or any of its/his/her subsidiaries under any retiree health plan.

(c)       Cause to be delivered to Lender, upon Borrower’s and Lender’s mutual agreement that Lender’s request is reasonable, a copy of each plan not referred to in Section 5.13(b) (or, where any such plan is not in writing, a complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all material written interpretations thereof and material written descriptions thereof that have been distributed to employees or former employees of Borrower or any of its/his/her subsidiaries.

6.	NEGATIVE COVENANTS

Until all Obligations have been paid and performed in full, Borrower covenants and agrees that it will NOT, without Lender’s written consent, which consent with not be unreasonably withheld:

6.1       Additional Encumbrances. Create or suffer to arise any (i) lien, security interest, other charge or encumbrance upon or with respect to any of the Collateral except for the Security Interest and any Permitted Encumbrances, or (ii) grant or agreement to any negative pledge that would prohibit securing the Obligations created by this Agreement and any replacement or refinancing thereof with any properties or assets of Borrower. Borrower shall notify Lender promptly in the event that any lien or charge on any Collateral shall be created, asserted, filed, or come into existence in violation of this Section 6.1;

6.2       Other Advances. Receive any loans, incur any indebtedness for borrowed money or receive any advances or sell any accounts receivable without Lender’s written approval except for the following: (a) indebtedness (other than the Obligations, but including capitalized lease obligations), incurred at the time of, or within twenty (20) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, including any refinancing of such Purchase Money Debt (“Purchase Money Debt”), all in the aggregate amount at any time not to exceed the “Cap on Purchase Money Debt” specified in the Loan Chart; (b) indebtedness due to Prestige Capital (“Senior Lender”), pursuant to the Purchase and Sales Agreement dated on or about the date hereof (the “Senior Loan Agreements”) between Senior Lender and one or more of Borrower and all other documents evidencing, securing or relating to the indebtedness of Borrower to Senior Lender or executed in connection therewith, and all amendments and modifications of any of the foregoing (all such documents, including the Senior Loan Agreements, collectively, the “Senior Loan Documents”); and (c) Subordinated Debt held by Seller pursuant to the Acquisition Transaction Documents; and (d) other Subordinated Debt held by the parties listed on Schedule 2 attached hereto (the “Subordinated Debt Holders”).

6.3       Disposition of Assets. Sell, lease, assign, transfer, or otherwise dispose of any of Borrower’s rights, title, or interests in and to the Collateral, excepting only sales of inventory or dispositions of obsolete equipment or equipment being replaced, in each case in the ordinary course of Borrower’s business;

6.4       No Guaranties or Contingent Obligations. Guaranty, assume, or otherwise become directly or contingently liable for the debt of any other person or organization;

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6.5       Limitations on Extensions of Credit. Make any loan or advance or extend any credit other than extension of trade credit in the ordinary course of business;

6.6       No Changes in Business or Name. (a) Make or permit to be made any material change in the character of Borrower’s business, other than to grow the business; (b) change Borrower’s name from that indicated in the public record of Borrower’s jurisdiction of organization without providing at least thirty (30) days’ prior written notice to Lender; (c) change the location of Borrower’s headquarters, executive offices or places of operations without providing at least thirty (30) days’ prior written notice to Lender; or (d) change Borrower’s structure without the written consent of Lender;

6.7       No Amendments/Modifications to Constituent Documents. Permit the amendment, modification, restatement, or other changes to the organizational documents of Borrower including, if applicable, the articles of incorporation or organization, by-laws, or operating partnership agreement, unless Borrower sends Lender the proposed changes to organizational documents no less than thirty (30) days prior to the effective date thereto;

6.8       No Prepayments of Debt. Prepay any indebtedness for borrowed money to any person or entity other than Lender or Senior Lender;

6.9       Restricted Payments. (a) Declare or pay or make any form of dividend or distribution other than dividends or distributions to equity holders to meet their tax obligations on income realized by such holders attributable solely to such holders’ investment in Borrower in a timely manner; (b) make any payments of any indebtedness subordinated to the Obligations due Lender or otherwise redeem, repurchase or retire any instrument evidencing such amount, or reduce or terminate any commitment in respect of such indebtedness, in each case except pursuant to the provisions of a subordination agreement acceptable to Lender; or (c) redeem, repurchase, or retire any capital stock or other equity;

6.10       [RESERVED];

6.11       [RESERVED];

6.12       Transactions with Affiliates. (a) Make any loan, advance, extension of credit or non-compensation related payment to any Affiliate of Borrower; or (b) enter into any other transaction, including, without limitation, the purchase, sale, lease, or exchange of property, or the rendering or any service, to or with any Affiliate of Borrower, the terms of which are less favorable to such person than the terms such person would have been able to obtain in a similar transaction between such person and an unrelated third party obtained through arms’ length dealings; provided, however, that Borrower may in any event pay reasonable compensation to any such employee or officer in the ordinary course of Borrower’s business consistent and commensurate with industry custom and practice for the services provided by such person and may enter into any transaction with any Affiliates so long as all such transactions, either singly or in the aggregate, have a value of no more than $10,000;

6.13       Deposit Accounts. (a) Close any deposit account of Borrower, including the Borrower’s Account; or (b) open any deposit account of Borrower without providing Lender with a deposit account control agreement in form and substance satisfactory to Lender;

6.14       Limitations on Investments. Purchase, own, invest in, or otherwise acquire, directly or indirectly, any equity securities, any interests in any partnership or joint venture (including the creation or capitalization of any subsidiary), evidence of indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other person or entity, or any other investment or interest whatsoever in any other person or entity, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any person or entity other than: (i) investments previously described in writing to Lender, including without limitation the purchase of equity interests in iTech and Smart Works; (ii) the extension of trade credit in the ordinary course of business and consistent with past practices; (iii) deposits with banks or other financial institutions;

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6.15       No Mergers; Equity Issuances. Merge, consolidate, or enter into any similar combination with any other entity or liquidate, windup, or dissolve itself (or suffer any liquidation or dissolution);

6.16       [RESERVED]; or

6.17       No Transactions Prohibited by ERISA; Unfunded Liability. Directly or indirectly

(a)       engage in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(b)       permit to exist with respect to any benefit plan any accumulated funding deficiency (as defined in sections 302 of ERISA and 412 of the Internal Revenue Code, whether or not waived;

(c)       fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any benefit plan;

(d)       terminate any benefit plan where such event would result in any liability of Borrower, any subsidiary of Borrower, or any of their ERISA affiliates under Title IV of ERISA which was not paid in connection with such termination;

(e)       fail to make any required contribution or payment to any multiemployer plan;

(f)       fail to pay any required installment or any other payment required under section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

(g)       amend a plan resulting in an increase in current liability for the plan year such that Borrower, any subsidiary of Borrower, or any of their ERISA affiliates is required to provide security to such plan under section 401(a)(29) of the Internal Revenue Code; or

(h)       withdraw from any multiemployer plan where such withdrawal is reasonably likely to result in any liability of such entity under Title IV of ERISA;

any of which, individually or in the aggregate, would reasonably be expected to result in, or have, a Material Adverse Effect.

7.	EVENTS OF DEFAULT

The occurrence of one or more of the following events shall constitute an “Event of Default” under this Agreement. Unless expressly provided for in this Section 7, Lender is under no duty to provide Borrower or any other person with any notice for an event to become an Event of Default:

7.1       Borrower shall fail to make any payment of sums due under this Agreement, including any amounts specified in the Loan Chart, within three (3) days of the applicable due date;

7.2       Borrower shall breach any covenant or other obligation under Section 6 or any other Loan Document;

7.3       Borrower shall breach any covenant, condition, or other obligation contained in this Agreement (other than covenants and obligations described in another subsection of this Section 7), which breach is not cured within fifteen (15) calendar days after the earlier of written notice from Lender or the date on which Borrower had actual knowledge of such breach;

7.4       Any financial statement, representation, warranty or certificate made or furnished by or on behalf of Borrower or any guarantor of the Obligations in connection with this Agreement or any other Loan Document shall be materially false or misleading (including by omission) when made or reaffirmed;

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7.5       Borrower or any guarantor of the Obligations shall become insolvent, admit its/his/her insolvency, or shall be unable to pay its/his/her debts as they mature;

7.6       One or more judgments, orders, or decrees for the payment of money, either individually or in the aggregate in excess of $50,000, is entered by a court of competent jurisdiction against Borrower or any guarantor of the Obligations and such judgment, order, or decree remains unpaid, undischarged and unbonded;

7.7       (a) Borrower or any guarantor of the Obligations shall make an assignment for the benefit of its/his/her creditors, file a petition in bankruptcy, be the subject of an involuntary bankruptcy petition or be the subject of a pending application, motion, or petition for the appointment of a receiver if such application, motion, or petition is not dismissed with thirty (30) days of its filing, or if a receiver is appointed; or (b) Borrower or any such guarantor by any act or omission shall indicate its/his/her consent to, approval of, or acquiescence in, any application or proceeding or order for relief or the appointment of a custodian, receiver, or any trustee for any substantial part of any of its/his/her properties;

7.8       Borrower or any guarantor of the Obligations shall have received any order, or there shall have been imposed upon it any limitation, of any kind, restricting its/his/her right to do business and/or its/his/her right to free and unencumbered use and operation of any of the Collateral, by any court, administrative body, or other regulatory or judicial authority purporting to have jurisdiction over the business of Borrower or any guarantor of the Obligations or the ownership and/or operation of such Collateral;

7.9       The occurrence of any uninsured loss, theft, damage, or destruction to any material assets (or to a material portion of all assets) of Borrower or any guarantor of the Obligations in excess of $100,000;

7.10       Any guarantor of the Obligations shall repudiate, purport to revoke, or fail to perform such guarantor’s obligations under the applicable guaranty or support agreement in favor of Lender;

7.11       Any federal, state, or local governmental body, instrumentality or agency shall condemn, seize or otherwise appropriate, or take custody and control of all or substantially all of the properties of Borrower or any guarantor of the Obligations, or file a lien or levy an assessment in respect of all, or substantially all, of the properties of Borrower or any guarantor of the Obligations;

7.12       If Borrower or any guarantor of the Obligations shall dissolve or liquidate, or be dissolved or liquidated, or cease legally to exist, or merge or consolidate, or be merged or consolidated with or into any corporation or entity;

7.13       [INTENTIONALLY OMITTED];

7.14       Default shall occur with respect to an indebtedness for borrowed money (other than the Obligations) of Borrower or any of its subsidiaries in an outstanding principal amount exceeding $100,000 and such default shall continue for more than the period of grace, if any, therein with respect thereof, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or permit the holder of any such indebtedness to accelerate, the maturity any such indebtedness, or any such indebtedness shall be declared due and payable or be required to be paid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

7.15 (a) Principal (as named in the Loan Chart) shall no longer own, of record and beneficially, at least twenty-five percent (25%) of the equity interests in Administrative Borrower; or (b) Administrative Borrower shall no longer own, of record and beneficially, at least ninety percent (90%) of each of iTech and Smart Works;

7.16       Principal, Richard Jackman or Tim Rhaman shall respectively cease serving as the Chief Executive Officer, Chief Revenue Officer or Chief Financial Officer of Administrative Borrower, and any such officers are not replaced, within ninety (90) days of such cessation, by officers acceptable to Lender,

7.17       There shall have occurred a Material Adverse Effect.

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8.	REMEDIES UPON DEFAULT

At any time after any Event of Default, Lender may, without presentment, demand, protest, or further notice of any kind (all of which are hereby expressly waived, and in addition to any other remedies made available to Lender in any other Loan Document, at law or in equity) take any one or more of the following actions:

8.1       Declare all Obligations, including the entire remaining Total Payback Amount, together with all loan costs and expenses and attorneys’ fees, to be immediately due and payable. Lender shall be entitled to immediately enforce payment of all Obligations by any means permitted by law or in equity;

8.2       Notify customers, account debtors or lessees of Borrower that Lender has a security interest in the accounts, rights to payment, equipment, chattel paper and general intangibles of Borrower and may collect them directly; Lender may settle or adjust disputes and claims directly with account debtors or payment processor companies or insurance companies for amounts and upon terms that Lender considers advisable, and in such cases, Lender will credit the Obligations under this Agreement with only the net amounts received by Lender, after deducting all reasonable expenses incurred or expended in connection therewith;

8.3       Make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest and Collateral. Borrower agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender as Lender may designate at a location which is reasonably convenient to Borrower and Lender. Borrower authorizes Lender to enter the premises where the Collateral is located, take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of Lender appears to be prior or superior to the Security Interest (other than the Permitted Encumbrances) and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned or leased premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies;

8.4       Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Lender is hereby granted a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing Lender’s production, sale or general administration of the Collateral and Borrower’s rights under all licenses and franchise agreements shall inure to Lender’s benefit;

8.5       Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as is commercially reasonable in the opinion of Lender. It is not necessary that the Collateral be present at any such sale. Lender shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned;

8.6       Lender shall give notice of the disposition of the Collateral as follows:

(a)       Lender shall give Borrower and each holder of a security interest in the Collateral a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made;

(b)       The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in this Agreement, at least ten (10) calendar days before the date fixed for the sale, or at least ten (10) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value;

8.7       Borrower agrees that Lender may obtain the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same;

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8.8       Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned immediately, subject to the rights of third parties, and/or as provided by law, to Borrower by Lender;

8.9       All payments received by Borrower in respect of the Collateral shall be forthwith paid over to Lender in the same form as so received (with any necessary endorsement), and may be held or applied by Lender to the Obligations in such order as Lender may determine;

8.10       File suit for any sums owing or for damages; and

8.11       Exercise any other remedy or right provided in law or in equity or permitted under this Agreement or by the California Uniform Commercial Code.

9.	REMEDIES CUMULATIVE

Any and all remedies conferred upon Lender shall be deemed cumulative with, and non-exclusive of any other remedy conferred hereby or by law and/or equity. Lender in the exercise of any one remedy shall not be precluded from the exercise of any other. Lender may exercise any and all rights and remedies available to it concurrently or independently, in such order, as frequently, and at such time or times as Lender may, in its sole discretion, deem expedient.

10.	MISCELLANEOUS

10.1       Power of Attorney. Borrower hereby irrevocably appoints Lender as its or his true and lawful attorney, as the case may be, with full power of substitution, in Lender’s name or in its or his name or otherwise, for Lender’s sole use and benefit, but at Borrower’s cost and expense, without notice to Borrower or any other person, to exercise at any time and from time to time to:

(a)       demand, sue for, collect, receive, and give acquittance for any and all monies due or to become due upon or by virtue thereof;

(b)       receive, take, endorse, assign, and deliver any and all checks, notes, drafts, documents, negotiable or non-negotiable instruments, or chattel paper in connection therewith;

(c)       settle, compromise, compound, prosecute or defend any action or proceeding, including, without limitation, a foreclosure action, with respect thereto;

(d)       extend or modify terms of payment or make any allowance or other adjustment with respect thereto; or

(e)       notify account debtors of the security interest granted hereby and instruct such account debtors that payment of their respective accounts is to be made directly to Lender and take control of any and all such payments or other proceeds of such accounts.

10.2       Attorneys’ Fees and Costs. Borrower shall pay on demand all of Lender’s reasonable attorneys’ fees and costs incurred by Lender in: (a) enforcing this Agreement or any other Loan Documents and Lender’s rights in its Collateral; and (b) the collection of any amounts due under this Agreement or any other Loan Documents, whether or not suit is brought. Further, Lender shall be entitled to all attorneys’ fees and costs incurred by Lender in connection with any Bankruptcy proceeding of Borrower, including any and all reasonable attorneys’ fees and costs incurred to preserve, protect, monitor, or realize upon the Obligations and any security for such Obligations. The costs incurred by Lender include but are not limited to appraisal fees, filing fees, audit and inspection fees, and all other reasonable out-of-pocket costs and expenses incurred by Lender.

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10.3       Waivers.

(a)       Borrower hereby waives presentment, demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, collateral received or delivered or other action taken in reliance herein, and all other demands and notices of any kind or description. With respect to the Obligations and the Collateral, Borrower assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of Collateral, to the addition or release of any person or entity primarily or secondarily liable therefor, to the acceptance of partial payments thereon and the settlement, compromise, or adjustment of any thereof, all in such manner and at such time or times as Lender may deem advisable in its sole and absolute discretion. Lender shall have no duty as to the collection or protection of the Collateral or any income therefrom, as to the preservation of rights against prior parties, or as to the preservation of any rights pertaining to the Collateral beyond the safe custody thereof. Lender may exercise its rights with respect to the Collateral without resorting or regard to any other collateral or sources of payment for liability;

(b)       Neither any failure nor any delay on the part of Lender in exercising any right, power, or privilege hereunder or under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Lender shall not be deemed to have waived any of its rights with respect to the Obligations or Collateral hereunder or under any other written document, unless such waiver is in writing and signed by Lender.

10.4       Electronic Communications. Borrower agrees that Lender may communicate with Borrower electronically by email.

10.5       No Third-Party Beneficiary. This Agreement is made solely between Borrower and Lender and no other person shall have any right of action hereunder and the parties expressly agree that no person shall be a third-party beneficiary to this Agreement.

10.6       Indemnity. Borrower agrees to indemnify, defend, and hold harmless Lender, its employees, members, directors, managers, officers, or agents from and against any loss, liability, damage, penalty or expense (including attorneys’ fees, expert witness fees, and cost of defense) they may suffer or incur as a result of: (a) any failure by Borrower or Principal or any employee, agent or Affiliate of Borrower to comply with the terms of this Agreement, any of the other Loan Documents, or any other legal obligation to Lender; (b) any warranty or representation made by Borrower or Principal being false or misleading; (c) any representation or warranty made by Borrower or Principal, or any employee or agent of Borrower to any third person; (d) negligence of Borrower or its agents or employee or Principal; or (e) any alleged or actual violations by Borrower or its subcontractors, employees or agents of any governmental laws, regulations or rules.

10.7       Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, heirs, successors, and assigns, provided, however, that neither this Agreement nor any rights or Obligations hereunder shall be assignable by Borrower without first obtaining the express written consent of Lender. Lender has no obligation to consent to the Borrower assigning this Agreement. Any purported assignment made in contravention of the forgoing consent shall be void. Lender may assign any part of or all of the Loan and its rights and Obligations hereunder at any time in its sole and absolute discretion without notifying or disclosing to Borrower the assignment of this Agreement. Lender may sell participations in all or any portion of the Loans to such other party or parties as Lender shall select, all without notice or disclosure to Borrower.

10.8       Maximum Interest. If Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the highest lawful rate that is permissible under the law applicable to this Agreement, then any such excess shall be canceled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loan made hereunder or be refunded to Borrower. In determining whether the interest contracted for, charged, or received by Lender exceeds the highest lawful rate, Lender may, to the extent permitted by applicable law: (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Loan hereunder.

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10.9       Time Is of the Essence. The Parties hereto expressly acknowledge and agree that time is of the essence and that all deadlines and time periods provided for under this Agreement are ABSOLUTE AND FINAL.

10.10       Notices. Any notices required or permitted to be given pursuant to this Agreement shall be in writing and may be given by personal delivery, email, facsimile, first class mail via the United States Postal Service, postage prepaid, or by any overnight courier by sending said notice to Borrower at the address set forth its signature below or to Lender at the following address:

Super G Capital, LLC
23 Corporate Plaza, Suite 100
Newport Beach, CA 92660

If either party desires to change the address or email and fax numbers to which notices are to be sent, it shall do so in writing and deliver the same to the other party in accordance with the notice provisions set forth above. Any notice given by any party under this Agreement shall be effective upon a party’s receipt of the notice or if mailed, upon the earlier of a party’s receipt of the notice and the third (3rd) Business Day after the mailing of the notice.

10.11       Modifications. This Agreement may not be modified, amended, waived, extended, changed, discharged, or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge, or termination is sought.

10.12       Severability. If any term or provision of this Agreement or the application thereof to any circumstance, shall be invalid, illegal, or unenforceable to any extent, such term or provision shall not invalidate or render unenforceable any other term or provision of this Agreement or the application of such term or provision to any other circumstance then to the extent permitted by law, Borrower and Lender hereto hereby waive any provision of law that renders any term or provision hereof invalid or unenforceable in any respect.

10.13       Definitions. As used herein, (a) “Acquisition Transaction” means the acquisition by Administrative Borrower of 100% of the outstanding equity in ITech and substantially all of the membership interests in Smart Works; (b) “Acquisition Transaction Documents” means, collectively, the Stock Purchase Agreement and all other agreements, documents and instruments executed and delivered in connection with the Stock Purchase Agreement, as each may be amended, modified, restated or supplemented from time to time; (c) an “Affiliate” of a person or entity means (i) any other person or entity which, directly or indirectly, controls or is controlled by or is under common control with that entity or (ii) any officer, employee, member, shareholder or director of Borrower; an entity shall be deemed to be “controlled by” any other person or entity if such person or entity possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such entity whether by contract or otherwise; (d) “Business Day” means any calendar day other than Saturdays, Sundays and official Federal Holidays; (e) “Loan Documents” means, collectively, this Agreement, the other documents described in Addendum 2, and all other documents evidencing, securing or relating to the Obligations or executed in connection herewith, and all amendments and modifications of any of the foregoing; (f) “Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (i) the condition (financial or otherwise), operations, business, properties or prospects of Borrower or any guarantor of the Obligations, (ii) the rights and remedies of Lender under any Loan Document, or the ability of Borrower or any guarantor of the Obligations to perform any of his/her/its obligations under any Loan Document to which he/she/it is a party, (iii) the legality, validity or enforceability of any Loan Document, or (iv) the existence, perfection or priority of any part of the Lender’s Lien or the value of any material Collateral; (g) “Seller” means Kishore Khandavalli; (h) “Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated as of June 30, 2017, by and among Seller, Administrative Borrower and iTech (together with any and all amendments, supplements or other modifications thereto); and (h) “Subordinated Debt” means debt incurred by Borrower that is subordinated to the debt owing by Borrower to Lender on terms acceptable to Lender.

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11.	GOVERNING LAW, FORUM SELECTION, AND CONSENT TO JURISDICTION

The Loan Documents shall be governed by and construed in accordance with the laws of the State of California without reference to its choice of law provisions. Lender and Borrower agree that: (a) all actions or proceedings arising out of or related to the Loan Documents; (b) any written agreements between or related to Lender and Borrower; and (c) all other disputes, regardless of whether arising out of contract or solely a tort, shall be tried and litigated exclusively in the state and federal courts located in the Orange County, California in a city to be designated by Lender, or in the City of Los Angeles, State of California. This choice of venue is intended to be mandatory and not permissive, thereby precluding the possibility of litigation between the Lender and Borrower in any jurisdiction other than that specified herein. Borrower hereby waives any right it may have to assert the doctrine of forum non conveniens (or any similar doctrine) or to otherwise raise any objection to venue with respect to any proceeding arising out of or related to this Agreement or any other written agreements between Lender and Borrower.

Lender and/or Borrower irrevocably and unconditionally consent to personal jurisdiction in California and venue in in any action in Orange County, California, in a city to be designated by Lender, or in the City of Los Angeles, State of California. Borrower further stipulates that the state and federal courts located in Orange County, California or the City of Los Angeles, State of California shall have in personam jurisdiction and venue over Borrower for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to: (i) this Agreement; and (ii) all other written agreements between the Borrower and Lender, including, without limitation, petitions to compel the judicial reference and to enforce the statement of decision by the referee.

Any action filed by Borrower or Lender shall be filed in the Los Angeles County Superior Court, Central Judicial District or the Federal District Court for the Central District of California located in the City of Los Angeles, or the Federal District Court for the Central District of California located in Orange County, California. The judicial reference proceedings shall be conducted in the City of Los Angeles, California or in Orange County, California, in a city to be designated by Lender.

12.	JUDICIAL REFERENCE

12.1       At the request of either Lender or Borrower, any controversy or claim between or amongst Lender and Borrower, regardless of whether the dispute or controversy arises under or is related to this Agreement, shall be determined by a reference in accordance with California Code of Civil Procedure sections 638, et seq. Judgment upon the award rendered by such referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure sections 644 and 645.

12.2       Selection or Appointment of Referee. When Lender and Borrower are involved in any dispute or controversy (the “Reference Parties”) they shall jointly select a single neutral referee who shall be a retired state or federal judge. In the event the Reference Parties cannot agree upon a referee, a single neutral referee shall be appointed by the court in accordance with the procedure set forth in Code of Civil Procedure section 640(b).

12.3       Conduct of Reference. The judicial reference shall be conducted pursuant to California law. The referee shall determine all issues relating to the applicability, interpretation, legality, or enforceability of all agreements. The referee shall report a statement of decision to the court. The Reference Parties shall equally bear the fees and expenses of the referee. The prevailing party shall be entitled to recover the fees and expenses that it/he/she paid to the referee and such fees and expenses shall be awarded in the statement of decision.

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12.4       Reference Constitutes a Waiver of the Right to a Jury Trial. Borrower and Lender understand and acknowledge that by agreeing to judicial reference, Borrower and Lender each are hereby knowingly, voluntarily, and intentionally waiving any right (whether arising under the Constitution of the United States, the State of California, or of any other state, or under any foreign jurisdiction, under any statutes regarding or rules of civil procedure applicable in any state or federal or foreign legal proceeding, under common law, or otherwise) to demand or have a trial by jury of any claim, demand, action, or cause of action arising under, relating, or appertaining to: (i) this Agreement; (ii) any written agreements between Lender and Borrower; (iii) any disputes or controversies in any way connected with or related or incidental to the discussions, dealings, or actions between Lender and Borrower (whether oral or written); and (iv) any claims now existing or hereafter arising between Lender and Borrower, whether sounding in contract or tort or otherwise.

Each of the Reference Parties hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by the referee without a jury, and that any of the Reference Parties may file an original counterpart or a copy of this Agreement with any court as written evidence of its waiver of right to trial by jury. The Reference Parties acknowledge and agree that they have received full and sufficient consideration for this provision (and each other provision of each other related document to which they are a party) and that this provision is a material inducement for the Lender in accepting this Agreement. By waiving a jury trial, the Reference Parties intend claims and disputes to be resolved by the referee and/or judge acting without a jury in order to avoid the delays, expense, and risk of mistaken interpretations which each Party acknowledges to be greater with jury trials than with nonjury trials.

12.5       Provisional Remedies, Self-Help And Foreclosure. No provision of this Agreement or written agreements between the Lender and Borrower, will limit the right of Lender to: (a) foreclose against any real property collateral by the exercise of a power of sale under a deed of trust, mortgage, or other security agreement or instrument, or applicable law; (b) exercise any rights or remedies as a secured party against any personal property collateral pursuant to the terms of a security agreement or pledge agreement or applicable law; (c) exercise self-help remedies such as setoff; or (d) obtain provisional or ancillary remedies such as injunctive relief, writs of attachment, writs of possession, or the appointment of a receiver from a court having jurisdiction before, during, or after the pendency of any referral. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies or exercise of self-help remedies will not constitute a waiver of the right of any party, including the plaintiff, to submit any dispute to judicial reference.

13.	NO FIDUCIARY RELATIONSHIP

Borrower hereby acknowledges that Lender does not have any fiduciary relationship to Borrower, and the relationship between Lender, on the one hand, and Borrower, on the other hand, is solely that of creditor and debtor and no joint venture exists between Lender and Borrower.

14.	RULES OF CONSTRUCTION

Lender and Borrower have participated in the preparation and/or review of this Agreement, and this Agreement shall be deemed the result of the joint efforts of Lender and Borrower. This Agreement has been accepted and approved as to its final form by Borrower and upon the advice of its counsel, but shall not be deemed accepted and approved by Lender until duly executed in the State of California by its duly authorized officer. Borrower acknowledges that the Loan is being made in the State of California and that all payments of the Obligations are not accepted until received by Lender in the State of California. Borrower further acknowledges that if Borrower elected not to consult with an attorney before signing this Agreement, Borrower had ample to time to hire an attorney and obtain a review this Agreement by counsel before signing this Agreement. Accordingly, any uncertainty or ambiguity existing in this Agreement shall not be interpreted against either Lender or Borrower as a result of the manner of the preparation and presentation of this Agreement. Borrower and Lender agree that any statute or rule of construction providing that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement and are hereby waived.

15.	COUNTERPARTS

This Agreement and the other Loan Documents may be executed in one or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. The signatures to this Agreement may be evidenced by facsimile or scanned email copies reflecting the party’s signature hereto, and any such facsimile copy or scanned email copies shall be sufficient to evidence the signature of such party as if it were an original signature. Any failure by such Borrower or Lender to deliver original counterparts shall not affect the validity or the delivery of this Agreement or any documents in writing between Lender and Borrower.

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16.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Lender and Borrower with respect to the subject matter hereof, and supersedes all other agreements, oral or written, between Lender and Borrower with respect to the subject matter. Borrower acknowledges and represents that it/he/she has read this Agreement and the other Loan Documents carefully and that there have been no oral or written statements made to it/he/she by Lender or any other party that contradicts, varies, or would change the meaning of any statements, promises, or agreements set forth in this Agreement. Borrower acknowledges that a failure to review this Agreement or any of the other Loan Documents before signing them precludes any claim that any such Loan Documents do not represent the true and accurate agreement of the Lender and Borrower. No claim of waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be made against any party herein, except upon the basis of a written instrument executed by or on behalf of such party, which written instrument must expressly reference this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

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BORROWER:		LENDER:
SHAREDLABS, INC., a Delaware corporation		SUPER G CAPITAL, LLC

By:		By:
Name:		Marc Cole,
Title:		Chief Financial Officer

Address:	118 W. Adams, Suite 200
Jacksonville, FL 32202

ITECH US, INC., a Virginia corporation

By:
Name:
Title:

Address:	20 Kimball Avenue, #303n
South Burlington, VT 05403

SMART WORKS, LLC, a New Jersey limited liability company

By:
Name:
Title:

Address:	55 Carter Dr. #107,
Edison, NJ 08817

[SIGNATURE PAGE TO BUSINESS LOAN AND SECURITY AGREEMENT]

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This Authorization Agreement for Direct Deposit (ACH Credit) and Direct Payments (ACH Debits) (this “Authorization”) is part of (and is fully incorporated herein by reference into) the Business Loan and Security Agreement above (the “Loan Agreement”).

DISBURSEMENT OF LOAN PROCEEDS. By signing below, Borrower authorizes Lender to disburse the Loan proceeds less the amount of any applicable fees and/or debit the account for any fees related to the Loan Agreement upon Loan approval by initiating an ACH credit to the checking account indicated below (or a substitute checking account Borrower later identifies and is acceptable to Lender) (hereinafter referred to as the “Borrower Account”) in the disbursed amount set forth in the Loan Agreement. This Authorization is to remain in full force and effect until Lender has received written notification from Borrower of its termination in such time and in such manner as to afford Lender and Borrower’s depository bank a reasonable opportunity to act on it.

By signing below, Borrower agrees and authorizes Lender to collect payments required under the terms of this Agreement by initiating ACH debit entries to Borrower’s Account in the amounts and on the dates provided in the payment schedule set forth in the Loan Agreement. Borrower authorizes Lender to increase the amount of any scheduled ACH debit entry by the amount of any previously scheduled payment(s) that was not paid as provided in the payment schedule and any unpaid returned payment charges and/or late fees. This Authorization is to remain in full force and effect until Lender has received written notification from Borrower of its termination in such time and in such manner as to afford Lender and Borrower’s depository bank a reasonable opportunity to act on it. Lender may suspend or terminate Borrower’s enrollment in the automatic payment plan effected by this Authorization immediately if Borrower fails to keep Borrower’s Account in good standing or if there are insufficient funds in Borrower’s Account to process any payment. If Borrower revokes this Authorization, Borrower still will be responsible for making timely payments pursuant to the alternative payment methods described in the Loan Agreement.

BUSINESS PURPOSE ACCOUNT. By signing below, Borrower attests that Borrower’s Account was established for business purposes and not for personal, family, or household purposes.

ACCOUNT CHANGES. Borrower agrees to notify Lender promptly if there are any changes to the account and routing numbers of the Borrower Account.

MISCELLANEOUS. Lender is not responsible for any fees charged by Borrower’s bank as the result of credits or debits initiated under this Authorization. The origination of ACH transactions to or from Borrower’s Account must comply with all provisions of applicable law.

BORROWER:
SHAREDLABS, INC.

By:
Name:	Jason M. Cory
Title:	President & CEO

Address:	118 W. Adams, Suite 200 Jacksonville, FL 32202

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SCHEDULE 1

BORROWER AFFILIATES

ITECH US, INC., a Virginia corporation (“iTech”)

SmartWorks, LLC, a New Jersey limited liability company (“Smart Works”)

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schedule 2

subordinated debt HOLDERS

Kishore Khandavalli.

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ADDENDUM 1

PERMITTED ENCUMBRANCES

Each of the following shall be considered “Permitted Encumbrances”:

(a)       liens arising under this Agreement and the other Loan Documents;

(b)       liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its books;

(c)       purchase money liens securing Purchase Money Debt (i) on equipment acquired or held by Borrower incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, in each case if the lien is confined to the equipment and improvements and the proceeds of the equipment;

(d)       liens of carriers, warehousemen, suppliers, landlords or other persons that are possessory in nature arising in the ordinary course of business so long as the amount secured by such liens is not delinquent or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)       liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;

(f)       liens incurred in the extension, renewal or refinancing of the indebtedness secured by liens described in clause (c), but any extension, renewal or replacement lien must be limited to the property encumbered by the existing lien and the principal amount of the indebtedness may not increase;

(g)       leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest;

(h)       non-exclusive licenses of intellectual property granted to third parties in the ordinary course of business;

(i)       liens arising from judgments, orders, decrees or attachments in circumstances not constituting an Event of Default under Section 7.6;

(j)       security interest in favor of Senior Lender pursuant to the Senior Loan Documents; and

(k)       easements, rights of way, covenants, restrictions, reservations, exceptions and other similar restrictions and encumbrances or title defects, in each case existing when the property was acquired or incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value or usefulness of the property subject thereto or materially interfere with the ordinary conduct of business of Borrower.

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ADDENDUM 2

CONDITIONS TO FUNDING

As conditions precedent to Lender funding the Loan, Borrower shall have:

A.	Delivered to Lender, in form and content acceptable to Lender, fully executed copies of the following:

1.	This Agreement;

2.	Continuing Guaranties by Principal and Richard Jackman;

3.	Payoff letter from Existing Secured Lender;

4.	A certificate of insurance covering the Collateral and the location of the Collateral, naming Lender as additional insured and loss payee;

5.	Debt and lien subordination agreements among Borrower, Lender and Senior Lender, which provides, among other things, that any Lender payment standstill shall not exceed ninety (90) days;

6.	Collateral Assignment of Rights under Acquisition Transaction Documents between Administrative Borrower and Lender;

7.	Seller Subordination Agreement among Seller, Lender and Senior Lender;

8.	Senior Loan Documents;

9.	Acquisition Transaction Documents;

10.	Confirmation that (a) Borrower has cash of no less than $750,000; (b) no less than $2,350,000 has been contributed as equity to Borrower in order to consummate the Acquisition Transaction; and (c) the Acquisition Transaction has been consummated; and

11.	Such other documents as may be reasonably required by Lender;

B.	Completed all matters described on Addendum 4 which are required to be completed prior to funding the Loan.

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ADDENDUM 3

ADDITIONAL COVENANTS

1.	Financial Covenants. So long as any of the Obligations remain outstanding, Borrower shall do the following:

(a)       Minimum Unrestricted Cash. Commencing 30 days following the date of this Agreement and continuing thereafter, maintain unrestricted cash in its accounts at the banks listed in Addendum 5 (collectively “Bank”) plus availability under the Senior Loan Agreements in an amount of not less than $1,000,000;

(b)        Minimum Adjusted EBITDA. Maintain revenue and EBITDA of Borrower, as calculated in accordance with GAAP, in an amount no less than $800,000 for each three (3) month period ending on the last date of each fiscal quarter of Borrower, commencing September 30, 2017;

(c)       Minimum Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of no less than 1.10:1.0, for each three (3) month period ending on the last date of each calendar month, commencing September 30, 2017. As used herein, “Fixed Charge Coverage Ratio” means a fraction, the numerator of which is Borrower’s EBITDA, as calculated in accordance with GAAP, for the three (3) month period ending on the date of calculation, and the denominator of which is Borrower’s projected fixed charges, as calculated in accordance with GAAP, for the three (3) month period commencing on the first day following the date of calculation (the “Projected Three Months”); provided, however, that: (x) for removal of doubt, Borrower’s fixed charges shall include, without limitation, all sums due during the Projected Three Months on the Subordinated Debt held by Seller pursuant to the Acquisition Transaction Documents; and (y) in no event shall Borrower’s fixed charges (other than those constituting sums due during the Projected Three Months on the Subordinated Debt held by Seller) during any Projected Three Months be more than ten percent (10%) of Borrower’s fixed charges (other than those constituting sums due during the Projected Three Months on the Subordinated Debt held by Seller) for any preceding three (3) month period;

(d)       Reports to Lender. Report to Lender calculation of compliance or non-compliance with the covenants set forth in clauses (a), (b) and (c) above no later than thirty (30) days following the end of the applicable month; and

(e)       Monthly Statements. Send Lender copies of monthly statements pertaining to Borrower’s accounts at Bank within thirty (30) days after the end of each calendar month.

2.	Post-Closing Covenants. Borrower shall deliver to Lender the following, in form and substance acceptable to Lender:

(a)       no later than ten (10) days following the date of this Agreement, original stock certificate issued by iTech to Administrative Borrower, evidencing issuance to Administrative Borrower of 100% of the outstanding stock iTech, together with an executed blank stock power;

(b)       no later than ten (10) days following the date of this Agreement, a warrant for issuance to Lender of warrant shares of Administrative Borrower (“Warrant”) in value equal to $300,000;

(c)       no later than ten (10) days following the date of this Agreement, documentation evidencing the consummation of the Acquisition Transaction; and

(d)       no later than ten (10) days following the date of this Agreement, confirmation that (i) Richard Jackman has been elected Chief Revenue Officer of Administrative Borrower, (ii) Tim Rhaman has been elected Chief Financial Officer of Administrative Borrower, and (iii) John Andrews has been elected the President of iTech and the Chief Operating Officer of Administrative Officer.

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3.	Joint and Several Liability of the Borrowers.

(a)       For purposes of this Section 3 and Section 4 below, “Borrowers” means, collectively, all of the entities comprising Borrower (as defined on the Loan Chart on the first page of this Agreement), and any Borrower shall mean any one of the entities comprising Borrower (as defined on the Loan Chart).

(b)       Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each of the Borrowers hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Agent under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 3), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 3 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers enforceable against each such person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

(c)       The provisions of this Section 3 are made for the benefit of the Agent and its successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of Agent or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 3 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

(d)       Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents or any payments made by it to Agent with respect to any of the Obligations or any Collateral until such time as all of the Obligations (other than contingent indemnification Obligations) have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to Agent hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations (other than contingent indemnification Obligations).

4.       Appointment of Agent for the Borrowers. Each Borrower hereby irrevocably appoints SHAREDLABS, INC., a Delaware corporation, as the borrowing agent and attorney-in-fact for the Borrowers (the “Administrative Borrower”), which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Agent with all notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that Agent shall not incur liability to the Borrowers as a result hereof. Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce Agent to do so, and in consideration thereof, each of the Borrowers hereby jointly and severally agrees to indemnify the Agent Related Persons and the Lender Related Persons and hold all of them harmless against any and all liability, expense, loss or claim of damage or injury, made against such indemnitee by any of the Borrowers or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Collateral of the Borrowers as herein provided, (b) Agent relying on any instructions of the Administrative Borrower, or (c) any other action taken by Agent hereunder or under the other Loan Documents.

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ADDENDUM 4

LOAN CLOSING CHECKLIST

[X]tems have not been submitted

/ Items submitted, but missing key information

[  ]Items submitted

CLOSING DOCUMENTATION AND CONDITIONS
1.	SGC Business Loan Security Agreement	[ ]
2.	ACH Authorization	[ ]
3.	Continuing Guaranties	[ ]
4.	Certificates of Insurance	[ ]
5.	Payoff Letter from Existing Secured Lender	[ ]
6.	Debt and Lien Subordination Agreements with Senior Lender	[ ]
7.	Seller Note Subordination Agreement	[ ]
8.	Collateral Assignment of Rights under Acquisition Transaction Documents	[ ]
9.	Delivery of Acquisition Transaction Documents	[ ]
10.	Delivery of Senior Loan Documents
11.	UCC-1 Financing Statements	[ ]
12.	Confirmation that (a) Borrower has cash of no less than $750,000; (b) no less than $2,350,000 has been contributed as equity to Borrower in order to consummate the Acquisition Transaction; and (c) the Acquisition Transaction has been consummated.

LEGAL DUE DILIGENCE
1.	Litigation Searches	[ ]
2.	UCC Searches	[ ]
3.	IP Searches	[ ]
4.	Certificate of Good Standing	[ ]
5.	Certified Articles	[ ]
6.	Debt Schedule	[ ]

POST-CLOSING ITEMS
Task/Document		Timing Post Close	Responsible Party
1.	Certified UCC Search			[ ]
2.	Warrant	10 days	Lender and Borrower	[ ]
3.	Original stock certificate issued by iTech to Administrative Borrower, evidencing issuance to Administrative Borrower of 100% of the outstanding stock iTech, together with an executed blank stock power	10 days	Borrower	[ ]
4.	Evidence of consummation of Acquisition Transaction.	10 days	Borrower	[ ]
5.	Confirmation that Richard Jackman has been elected Chief Revenue Officer of Administrative Borrower, Tim Rhaman has been elected Chief Financial Officer of Administrative Borrower, and John Andrews has been elected the President of iTech and the Chief Operating Officer of Administrative Officer	10 days	Borrower	[ ]

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Addendum 5

Borrower Banks

Bank Name	Account Number	Routing Number
Bank of America	8980 86494622	063000047
Community Bank N.A.	15118409	011600020
TD Bank	5242065250	011600033

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